UNITED STATES
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SMITHFIELD FOODS, INC.
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On May 29, 2013, C. Larry Pope, President and Chief Executive Officer of Smithfield Foods, Inc. (the “Company”) held a town hall meeting for the Company’s employees. A replay of the meeting became available to employees on May 30, 2013. The script from the meeting follows.
Shuanghui-Smithfield Merger Smithfield Employee Town Hall Script
INTRODUCTION
Good afternoon everyone, and thank you for joining me today. This is an exciting day for us here at Smithfield, and I’m proud to be joined by Mr. Yang the Managing Director of Shuanghui He will personally address you in a few minutes.
This morning, you should have received an email from me with a press release announcing that Smithfield has entered into a strategic combination with Shuanghui International Holdings Limited to create a leading, vertically integrated global pork enterprise. With this transaction, our best practices in food safety, environmental stewardship and animal welfare will set the global industry standard. This transaction will also accelerate our strategic plans, broaden our market reach and create exciting growth opportunities for all of us.
Let me continue by telling you a bit more about Shuanghui. Shuanghui is the owner of China’s largest meat processing enterprise and is also China’s largest publicly traded meat products company. Many of us at Smithfield know Shuanghui well as our two companies have been business partners for many years. We have tremendous respect for them and their distribution network in China – a large and growing market. In fact, China is the world’s single largest protein consuming country.
So this transaction makes a lot of sense for us. By extending and formalizing our partnership with Shuanghui, Smithfield will have new channels to market and a strong distribution network in China. We expect to help meet the growing demand for pork in China by exporting high-quality meat products from the United States, while continuing to serve markets in the United States and around the world. As part of this deal, Shuanghui has also committed to investing in Smithfield to produce more food, more jobs and more value in the U.S. which is good for business, as well as American farmers and U.S. agriculture. In short, this transaction is a win-win.
I have worked at Smithfield for more than 30 years, so this is very personal for me. I want to express my commitment to this combination, and assure you that it will be good for Smithfield employees and the communities we serve.
Today’s exciting news is also the result of our collective efforts here at Smithfield to become the best and most trusted pork processor and hog producer. One of the great benefits of this transaction with Shuanghui is the stability and continuity it offers Smithfield. This transaction preserves the same old Smithfield we love, only with more opportunities in new markets and new frontiers.
Shuanghui recognizes our best-in-class operations, outstanding food safety practices and our 46,000 hard-working employees – all of you – that make us who we are. And so, there will be no impact on how we do business operationally in America and around the world as a result of this transaction. Shuanghui is committed to maintaining Smithfield’s operations, staff and management. Shuanghui is also committed to continuing the long-term growth of Smithfield and to continuing to work with American producers and suppliers who have played a key role in our success.

So let me be clear: It remains business as usual – only better – for us here at Smithfield -- your jobs and responsibilities will not change. Furthermore:

•	There will be no closures at our facilities and locations.

•	Shuanghui will honor the collective bargaining agreements in place with respect to our represented employees, as well as existing wage and benefit packages for non-represented employees.

•	Smithfield’s and its Independent Operating Companies’ management teams and workforces will continue in place after the transaction.

•	Our headquarters will remain in Smithfield, Virginia; and

•	I will continue as your President and CEO and Smithfield’s existing management team will remain in place.
Last but not least, Shuanghui is committed to maintaining Smithfield’s integrity and brand excellence, as well as our six pillar sustainability initiatives and extensive community support. Specifically, Shuanghui recognizes our environmental and animal welfare excellence. This includes our approximately $300 million conversion to group housing for hogs on company-owned farms by 2017. I’m also pleased to report that this important initiative remains on track. Shuanghui has also pledged to continue our philanthropic support of community initiatives and our other investments in sustainability. Again, it’s the same old Smithfield.
As you know more than anyone, we have worked hard to remain one of the world’s top socially responsible companies and our dedication to providing good food in a responsible way is unwavering. Together, we will continue to provide our customers and consumers with the same high-quality, delicious pork products they have come to expect from us for more than 80 years.
At the end of the day, this transaction is about becoming a leading global pork and processed meat producer with the vision and values we embrace here at Smithfield: providing high quality and safe products to consumers.
Transaction Details / Shareholder Value
Let’s briefly discuss what are referred to as the terms of the transaction as well as the approval process.
Smithfield and Shuanghui have entered into a definitive merger agreement that values Smithfield at approximately US$7.1 billion, including the assumption of Smithfield’s net debt.
The Smithfield Board of Directors unanimously believes that the strategic combination with Shuanghui is in the best interests of Smithfield and its stakeholders, including our valuable employees.
For shareholders, the all-cash transaction will provide immediate and certain value, and at a great price– and I know that many of you hold shares of Smithfield. Under the terms of the agreement, Smithfield shareholders will receive US$34.00 per share of Smithfield common stock. The purchase price represents a premium of approximately 31% over Smithfield’s closing on May 28, 2013, the last trading day prior to today’s announcement.

The transaction, which we expect to close in the second half of 2013, is subject to certain conditions. Once the transaction is complete, Smithfield’s shares will no longer trade on the New York Stock Exchange and Smithfield will operate as a wholly owned independent subsidiary of Shuanghui International, operating as Smithfield Foods.
I am excited about this combination as it will benefit you, our talented employees, and lead to growth opportunities for Smithfield. With Shuanghui, we will be a leading, vertically integrated global pork enterprise with greater access to the large and growing Chinese market and retain Smithfield’s world-leading food safety and quality control standards.
As I mentioned, Mr. Yang has joined us today and has prepared some remarks for you. Now, I would like to turn it over to Mr. Yang.
Mr. Yang –
Good morning. I am proud to talk to you today.
We are excited about this transaction.
I am still learning to speak English,
but I want to say a few things to you.
There are a lot of things we like about Smithfield.
We like your products.
We like your brands.
We like your know-how.
But most of all, we like your people.
We like you and what you do.
We want you to keep doing what you do now.
We do not want to change anything.
We want to learn from you.
Together, we can be the global leader in pork.
We are number one in China.
You are number one in the U.S.
No one else has such a great starting position.
Chinese consumers like American pork.
That means more demand for exports from the U.S.
That means more opportunity for Smithfield.
We will help to make this happen for you.
We have worked with Smithfield for years.
We like it the way it is.
We want business to be the same – but better.

This is a great deal for all of us – here at Smithfield and at Shuanghui.
We will try to move forward quickly. Thank you.
Mr. Pope –
In closing, I want to emphasize that this strategic combination truly is a milestone for Smithfield and our industry – and was made possible through all of your dedication and hard work. Thank you for all that you do every day for Smithfield. I hope you share my enthusiasm about our exciting future.
Thank you again for your time today.
Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by Shuanghui International Holdings Limited. In connection with the proposed merger transaction, the Company will file with the United States Securities and Exchange Commission (“SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.
Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.smithfieldfoods.com or by directing a request to: Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, Attn: Investor Relations, (757) 365-3050, keiralombardo@smithfieldfoods.com.
The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on August 9, 2012.
Forward-Looking Statements
This communication contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning the expected timing of the completion of the proposed merger, the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction, the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with the Company’s indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company’s ability to effectively restructure portions of the Company’s operations and achieve cost savings from such restructurings and other risks and uncertainties described under "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.